Comstock Mining Completes Lucerne Transaction
Recognizes an $18 million Gain on Sale

Virginia City, NV (September 14, 2020) Comstock Mining Inc. (the “Company” or “Comstock”) (NYSE American: LODE) announced today that it has completed the sale of its Lucerne mine to Tonogold Resources, Inc. (“Tonogold”) for total value and consideration of approximately $25.9 million. The consideration includes $7.1 million in cash, $6.1 million in Convertible Preferred Stock (“CPS”), and a $4.475 million, 12% notes receivable, due and payable on September 20, 2021, plus the assumption of $6.7 million in future lease and reclamation obligations, that together represent a permanent reduction of annual operating expenses of approximately $1 million. The CPS had an initial recorded fair value of $7.6 million (and a higher fair value of $10.4 million at June 30, 2020). Comstock retained a 1.5% net smelter return (NSR) royalty on Lucerne and will recognize a tax-free gain on the sale of approximately $18 million, with substantially all of the gain expected in the third quarter.

Mr. Corrado De Gasperis, Executive Chairman and CEO, stated, “This transaction delivered strong value for our shareholders, advanced Lucerne for expansion and growth toward production, and just enabled us to eliminate all of our secured debt, while securing NSR royalties, cost subsidies and future lease revenues for our processing facilities. We are also very excited that Tonogold has commenced drilling associated with their mineral lease to explore, develop and mine properties in Storey County.”
The Company also entered into a long-lived Mineral Lease with Tonogold for additional mineral properties in Storey County, Nevada, granting Tonogold the mineral rights to these properties. Tonogold also announced that it recently completed a $4.25 million equity capital raise, with now over $6 million in cash on hand and an additional $3.5 million in drilling equity credit, fully funding an estimated $7 million drill program, in one of the most historically significant portions of the Comstock Lode.  Tonogold’s initial drill program will focus on the nearly 2-mile mineralized strike where most of the historical production and where more favorable mining conditions were enabled by the dewatering of the Sutro Tunnel. Comstock retains a 3% net smelter return royalty on these additional leased properties, reduced to 1.5%, one year after the commencement of mining operations.

Mr. De Gasperis concluded, “Our collaboration with Tonogold has expanded greatly and their recently announced, expansive exploration drilling program is targeting some of the highest-grade sections of the Comstock Lode. We remain a stakeholder and royalty holder, and we very much look forward to the exploration results over the next few months and well into next year. There is a genuine excitement on the Comstock at seeing the core drill rigs turning with great prospects of future high-grade discoveries.”

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; profitability; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures (by the Company or other parties) and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, sustainability, production slowdowns, suspension or termination, business process, rationalization and other operational initiatives; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of the Company.

Contact information:
Comstock Mining, Inc.
P.O. Box 1118
Virginia City, NV 89440
ComstockMining.com

Corrado DeGasperis
Executive Chairman & CEO
Tel (775) 847-4755
degasperis@comstockmining.com

Zach Spencer
Director of External Relations
Tel (775) 847-5272 ext.151
questions@comstockmining.com